EXHIBIT 23.b







The Venture Council
Lake Superior Paper Industries

We consent to the inclusion of our report dated August 4, 1995, with respect to the balance sheets of Lake Superior Paper Industries as of June 30, 1995, and December 31, 1994 and 1993, and the related statements of operations, joint venture earnings and cash flows for the six-month period ended June 30, 1995 and for each of the years in the two-year period ended December 31, 1994, which report appears in the Form 8-K/A of Consolidated Papers, Inc. dated September 13, 1995.




                                                       /s/ KPMG Peat Marwick LLP
                                                       KPMG Peat Marwick LLP





Minneapolis, Minnesota
September 13, 1995